UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2021

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Colorado Ave., Suite 230, Santa Monica, CA 90404
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2021, Ontrak, Inc. (the “Company”) reported the appointment of Jonathan Mayhew to serve as the Chief Executive Officer (the “CEO”) of the Company, with an employment commencement date of April 12, 2021 (the "Commencement Date"). On April 2, 2021, an employment agreement was executed by and between the Company and Mr. Mayhew (the "Employment Agreement").

Prior to his appointment as CEO, Mr. Mayhew most recently served as Executive Vice President and Chief Transformation Officer of CVS Health, where he had enterprise-wide oversight of the entire portfolio of CVS business transformation initiatives and played a key role in shaping CVS Health’s integrated value story. Previously, he was President of U.S. Markets for the Aetna Health Care Business, where he was responsible for $52B in revenue and $4.3B in operating income for all commercial and Medicare lines of business. Prior to joining Aetna, Mr. Mayhew was a founding principal, CEO and President of Freedom Disability. Mr. Mayhew received his undergraduate degree from Providence College.

Current CEO, Mr. Terren Peizer was named Executive Chairman effective upon Mr. Mayhew's employment Commencement Date and will continue to serve as Chairman of the Ontrak Board and remains majority shareholder.

The terms of the Employment Agreement sets forth Mr. Mayhew's duties as the CEO of the Company and the terms of his compensation. The agreement is for a term of three (3) years from the Commencement Date, with an option to renew for another three (3) years. As compensation for Mr. Mayhew’s services, he shall receive a discretionary bonus, expense reimbursement and the following salary and other benefits:

(a) Base salary equal to $525,000 annually in equal bi-weekly installments, less applicable taxes;
(b) Stock options to purchase up to 400,000 shares of Company common stock with a per share exercise price equal to the closing price of a share on the date the option is granted and subject to all of the provisions of the Company’s 2017 Stock Incentive Plan (the “Plan”), vesting over three years from date of its grant with one-third (1/3) of the option vesting one year from the Commencement Date, and the remainder of the Option vesting in equal monthly installments thereafter according to the terms of the Plan and applicable award agreement; and
(c) A discretionary bonus which will be targeted at one hundred percent (100%) of Mr. Mayhew’s annual base salary less any Target Bonus Adjustment (as defined in the Employment Agreement) and will be based on Mr. Mayhew achieving individual goals and milestones, and the overall performance and profitability of the Company.
Mr. Mayhew has no family relationship with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Mayhew had, or will have, a direct or indirect material interest.

A copy of the Employment Agreement of Jonathan Mayhew is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On April 7, 2021, Curt Medeiros, the Company’s President and Chief Operating Officer, announced his resignation effective June 4, 2021 in order to pursue other opportunities. Mr. Medeiros will no longer be performing day-to-day operational management duties beginning on April 12, 2021, but instead will focus on working with Mr. Mayhew on operational transition matters. Beginning April 12, 2021, Mr. Medeiros will also no longer be required to dedicate his full time and effort to the Company’s business.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.        Description
10.1    Employment Agreement by and between Ontrak, Inc. and Jonathan Mayhew, effective as of April 12, 2021.
104        Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: April 8, 2021	By:	/s/ Brandon H. LaVerne
Brandon H. LaVerne
Chief Financial Officer

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